                                                                    EXHIBIT 99.3

                                                                          , 1997

                            EXCHANGE AGENT AGREEMENT
                               (the "Agreement")

The Chase Manhattan Bank
55 Water Street, Room 234
North Building
New York, New York 10041

Ladies and Gentlemen:

     Trenwick Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), proposes to make an offer (the "Exchange Offer") to exchange its 8.82% Subordinated Capital Income Securities (the "Old Capital Securities") for its registered 8.82% Exchange Subordinated Capital Income Securities (the "Exchange Capital Securities"). The terms and conditions of the Exchange Offer, as currently contemplated are set forth in a prospectus,
dated             , 1997 (the "Prospectus"), proposed to be distributed to all record holders of the Old Capital Securities. The Old Capital Securities and the Exchange Capital Securities collectively are referred to herein as the "Capital Securities" or the "Securities".

     The Trust hereby appoints The Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

     The Exchange Offer is expected to be commenced by the Trust on or about
            , 1997. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Capital Securities to accept the Exchange Offer, and contains instructions with respect to the delivery of certificates for Old Capital Securities tendered.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on
            , 1997 or on such later date or time to which the Trust may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Trust and Trenwick Group Inc. (the "Company") expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by given oral (confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

     The Trust and the Company expressly reserve the right to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Old Capital Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the captions "The Exchange Offer -- Terms of the Exchange Offer" and "-- Conditions to the Exchange Offer". The Trust or the Company will give to you as promptly as practicable oral (confirmed in writing) or written notice of any delay, amendment, termination or nonacceptance.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically set forth herein and such duties which are necessarily incidental thereto.

          2. You will establish an account with respect to the Old Capital Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two (2) business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Capital Securities by causing the Book-Entry Transfer Facility to transfer such Old Capital Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

          3. You are to examine each of the Letters of Transmittal and certificates for Old Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Capital Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Capital Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Capital Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

          4. With the approval of the Chairman of the Board or the Vice President and Treasurer of the Company (such approval, if given orally, promptly to be confirmed in writing) or any other party designed by such officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Capital Securities pursuant to the Exchange Offer.

          5. Tenders of Old Capital Securities may be made only as set forth in the Letter of Transmittal and Old Capital Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

     Notwithstanding the provisions of this paragraph 5 above, Old Capital Securities which the Chairman of the Board or the Vice President and Treasurer of the Company or any other party designated by any such officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, promptly shall be confirmed in writing).

          6. You shall advise the Company with respect to any Old Capital Securities delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Capital Securities.

          7. You shall accept tenders:

             (a) in cases where the Old Capital Securities are registered in two
        (2) or more names only if signed by all named holders; and

             (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

             (c) from persons other than the registered holder of Old Capital Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

     You shall accept partial tenders of Old Capital Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Capital Securities to the transfer agent for split-up and return any indentured Old Capital Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

          8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Trust will notify you (such notice if given orally, promptly to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Capital Securities properly tendered and you, on behalf of the Trust, will exchange such Old Capital Securities for Exchange Capital Securities and cause such Old Capital Securities to be cancelled. Delivery of Exchange Capital Securities will be made on behalf of the Trust by you at the rate of $1,000 Liquidation Amount (as defined in the Prospectus) of Exchange Capital Securities for each $1,000 Liquidation Amount of the Old Capital Securities tendered promptly after notice (such notice if given orally, promptly to be confirmed in writing) of acceptance of said Old Capital Securities by the Trust; provided, however, that in all cases, Old Capital Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required document. You shall issue Exchange Capital Securities only in aggregate liquidation amounts of $1,000 or any integral multiple thereof.

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

          9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

          10. The Trust shall not be required to exchange any Old Capital Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Trust not to exchange any Old Capital Securities tendered shall be given (such notices if given orally, promptly shall be confirmed in writing) by the Trust or the Company to you.

          11. If, pursuant to the Exchange Offer, the Trust does not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the captions "The Exchange Offer -- Terms of the Exchange Offer" and "-- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

          12. All certificates for reissued Old Capital Securities, unaccepted Old Capital Securities or for Exchange Capital Securities shall be forwarded by (a) first-class mail, postage pre-paid under a blanket surety bond protecting you and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

          13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any persons to solicit tenders.

          14. As Exchange Agent hereunder you:

             (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Capital Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

             (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

             (c) shall not be liable to the Trust or the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

             (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

             (e) may rely on and shall be protected in acting upon written notice or oral instructions from any officer of the Company or any trustee of the Trust with respect to the Exchange Offer;

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

             (f) shall not advise any person tendering Old Capital Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Capital Securities;

             (g) may consult with counsel and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon.

          15. You shall send to all holders of Old Capital Securities a copy of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery, as defined in the Prospectus, and such other documents (collectively, the "Exchange Offer Documents") as may be furnished by the Trust or the Company to commence the Exchange Offer and take such other action as may from time to time be requested by the Trust or the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Exchange Offer Documents or such other forms as may be approved from time to time by the Trust or the Company, to all holders of Old Capital Securities and to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to: Trenwick Group Inc., Metro Center, One Station Place, Stamford, Connecticut 06902, Attention: Jane T. Wiznitzer, Vice
     President -- Legal Affairs and Secretary. Telephone requests may be directed to (203) 353-5500.

          16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Jane T. Wiznitzer of the Company, and such other person or persons as the Trust may request in writing, not later than 7:00 p.m., New York City time, each business day, and more frequently if reasonably requested, up to and including the Expiration Date, as to the number of Old Capital Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Trust or any such other person or persons as the Company requests in writing from time to time prior to the Expiration Date of such other information as it reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Capital Securities tendered and the aggregate principal amount of Old Capital Securities accepted and deliver said list to the Company.

          17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your customary procedures.

          18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

          19. For services rendered as Exchange Agent hereunder you shall be entitled to such compensation and reimbursement of out-of-pocket expenses as set forth on Schedule I attached hereto.

          20. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the other documents associated with the Exchange Offer attached hereto and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the

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

     Prospectus, the Letter of Transmittal and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

          21. Each of the Trust and the Company, jointly and severally, agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Capital Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Capital Securities; provided, however, that neither the Trust nor the Company shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful misconduct or bad faith.

          22. You shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Capital Securities your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Capital Securities; provided, however, that you shall reimburse the Trust for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

          23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall insure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          24. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

          27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, as its address or telecopy number set forth below:

              If to the Trust or the Company:

               Trenwick Group Inc.
               Metro Center
               One Station Place
               Stamford, Connecticut 06902
               Facsimile: (203) 353-5544
              Attention: Jane T. Wiznitzer

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

              If to the Exchange Agent:
              The Chase Manhattan Bank
               55 Water Street, Room 234
               North Building
               New York, New York 10041
               Facsimile: (212) 638-7380
              Attention: Sharon Lewis

          28. Unless terminated earlier by the parties hereto, this Agreement shall terminate ninety (90) days follow the Expiration Date. Notwithstanding the foregoing, Paragraphs 18, 19 and 21 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Old Capital Securities, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

          29. This Agreement shall be binding and effective as of the date hereof.

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                          TRENWICK CAPITAL TRUST I

                                          By:

                                          --------------------------------------
                                          Name:
                                          Title: Administrative Trustee

                                          By:

                                          --------------------------------------
                                          Name:
                                          Title: Administrative Trustee

                                          By:

                                          --------------------------------------
                                          Name:
                                          Title: Administrative Trustee

                                          TRENWICK GROUP INC.

                                          By:

                                          --------------------------------------
                                          James F. Billett, Jr.
                                          Chairman, President and Chief
                                          Executive Officer
Accepted as the date
first above written:

THE CHASE MANHATTAN BANK

By:
--------------------------------------
Name:
Title:

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

                            TRENWICK CAPITAL TRUST I

                                EXCHANGE AGENCY
                                  FEE SCHEDULE

Flat Fee...................................... Five Thousand U.S. Dollars ($5,000.00)

Out-Of-Pocket Expenses

     Fees quoted do not include out-of-pocket expenses including, but not limited to, reasonable legal fees and expenses, facsimile, stationary, postage, telephone, overnight courier and messenger costs, all of which shall be paid by the Trust.

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